Exhibit 10.8

November 1st, 2017

Mutya Harsch

Dear Mutya:

Foamix Pharmaceuticals Inc., a Delaware-based company (the “Company”), is pleased to propose the following offer of employment for the position of:

General Counsel & Senior Vice President Legal Affairs

Your employment will commence on January 2nd, 2018, subject to your acceptance of this offer letter. This offer is contingent upon successful completion of a background check and drug screen.

You will report to the Company’s Chief Executive Officer, David Domzalski.

Your responsibilities will include, inter alia,

1.	Serve as the lead attorney for the company providing overall strategic direction, department design, and implementation of all corporate legal functions/matters related to the company including:

a.	Review, negotiate, and draft day-to-day contracts and agreements as needed on behalf of the company and with associated partners/vendors.

b.	Assist in the drafting and filing of the company’s annual, quarterly, and periodic SEC filings

c.	Provide direct oversite for all Corporate. Commercial, and Regulatory compliance, Employment law. Product liability and Litigation

d.	Identify and manage outside counsel(s) as needed

2.	Provide strategic support and legal guidance on Corporate Development, Business Development, and M&A activities

a.	Assist CEO & CFO in establishing strategy

b.	Work with leadership team in identification and prioritization of targets and serve as primary lead in due diligence activities

c.	Assist in the negotiations, drafting, and management of in-licensing / out-licensing transactions

3.	Participate in Board of Director meetings/calls and provide legal support as customary in gathering, maintaining, and distributing all necessary documents/minutes associated with such events.

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

You will be paid a base salary at an annual rate of $325,000, payable in accordance with the Company’s payroll policies, less applicable deductions and employment taxes. Currently, the Company’s regular pay period is bi-monthly (the 15th and 30th of each month).

You will be eligible to receive a cash bonus of up to 40% of your base salary based on achievement of milestones and targets set by the Company’s CEO, under the framework of the Parent Company’s general bonus plan for 2018. The payment and grant of the cash bonus, if awarded, shall be made within three months from the end of each calendar year, upon evaluation of your performance and the achievement of milestones and targets set for the preceding year, and in accordance with the then current general bonus plan.

Upon commencement of your employment, you will be entitled to receive a one-time cash bonus in the amount of $25,000 (less applicable deductions and employment taxes), to be paid within the first month of employment. If you choose to voluntarily terminate your employment with the Company within one (1) year following your initial date of hire, you will be required to fully refund this onetime cash bonus.

Subject to the approval of the Board of Directors of the Company’s parent company, Foamix Pharmaceuticals Ltd. (the “Parent Company”) you will receive 50.000 incentive stock options to acquire the Parent Company ordinary shares having a par value of NIS 0.16 each. The exercise price for each option (upon purchase of share therefrom) shall be equal to the fair value of one share at the time of grant. Additionally, you will also receive 25,000 restricted share units (RSUs). These options and RSUs will vest in equal amounts (25% annually) over four years, subject to your continued employment with the Company and/or in any company controlled by, controlling, and/or under common control with, the Company (please note that such vesting period does not amount to an undertaking of the Company to employ for any given period) - all subject to the execution of a share option agreement with the Parent Company and subject also to the terms of the Parent Company’s 2015 Israeli Share Incentive Plan

Consistent with its policies as established from time to time, the Company will also cover all expenses directly related to your job performance. All such expenses will either be paid directly by the Company or under an expense account arrangement approved and implemented by the Company.

You will be entitled to 4 weeks of paid vacation. Additionally, you will be entitled to federal holidays in accordance with the Company’s policies as in effect from time to time. Vacation days accrue ratably over the calendar year and may not be carried forward from year to year or paid out at the termination of employment, except as described below. You will be entitled to participate in the Company’s healthcare plan, then in effect, or, at the Company’s election, the Company may direct you to purchase an individual plan providing equivalent coverage and will reimburse you for all premium payments under such individual plan, upon proof of payment. All matters of eligibility under the Company’s plans will be determined solely by the carriers providing such insurance. You will also be entitled to participate in the Company’s 401-K plan. Eligibility for plan participation begins on the 1st of the month following your hire date.

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

Your employment with the Company is at will and may be terminated by either you or the Company at any time, with or without reason or prior notice. In the event of a termination for cause by the Company, your employment will end immediately and the Company will have no further liability towards you except for payment of (1) any earned but unpaid base salary, (2) any incurred but unreimbursed business expenses and (3) any accrued but unused vacation days that exist as of the date of your termination of employment (together, the “Accrued Benefits”). The Company may terminate your employment without cause upon thirty (30) days’ notice, during which notice period you will receive your full compensation and benefits. If your employment is terminated without cause, you will be entitled to receive a severance payment equal to three (3) months of salary plus one (1) month for every full year of your employment by the Company (up to a maximum of twelve (12) months), subject to your delivery of an executed release to the Company acceptable to the Company in its sole discretion. In the event that the Company terminates your employment for cause, such termination shall be with immediate effect and you shall not be entitled to any severance payment. You shall have the right to resign at any time by giving the Company thirty (30) days’ notice of the termination date, subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to you, in which case the last day of the reduced notice period shall constitute your employment termination date. The Company shall not have any further liability to you except for payment of all Accrued Benefits due through the date of termination.

For the purpose of this offer letter “Cause” means (1) your commission of an act of fraud or dishonesty in the course of your employment hereunder; (2) your indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony; (3) your negligence or misconduct in connection with your employment hereunder; (4) your failure to substantially perform your duties hereunder; (5) your breach of any of the restrictive covenants set forth in Appendix A; (6) your failure to follow the instructions of management after notice of such failure, or (7) a material breach of this offer letter by you.

In the event of your death or the termination of your employment as a result of your disability (as determined by the Company in good faith), the Company will have no further liability to you except for payment of the Accrued Benefits through the date of your death or the first day of your disability.

You represent that (i) there is no legal restriction and/or contractual restriction prohibiting you from entering into an employment relationship with the Company, (ii) that by doing so you are not violating any third party’s rights, including any undertaking entered into with any former employer, and (iii) that you know that the Company is employing you based upon this statement.

A dispute under this offer letter shall be heard solely in the State or Federal Courts of New Jersey and New Jersey law shall apply. BY SIGNING THIS OFFER LETTER YOU AND THE COMPANY AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL FOR ANY DISPUTES ARISING OUT OF THIS OFFER LETTER

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

This offer letter constitutes and expresses the entire agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment, and it cancels and replaces any and all prior understandings and agreements between you and the Parent Company or the Company, except the Non-Solicitation, Non- Competition, Confidentiality and Intellectual Property Agreement attached hereto as Appendix A.

All other promises, representations, collateral agreements and understandings not expressly incorporated in this offer letter are hereby superseded by this offer letter.

The Company may withhold from any amounts payable under this offer letter all federal, state, city or other taxes as it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this offer letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

Without derogating from the above, you will be required to abide by the Company’s policies, rules and procedures, as may be in effect from time to time, at the Company’s sole discretion, and that may be modified or changed as circumstances warrant.

Prior to your commencement of work, you will be required to sign a Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement, of which is attached hereto as Appendix A. You will be bound by the terms of the document.

We are pleased to offer this opportunity to you. Please sign below to indicate your acceptance of this employment offer on the basis of the foregoing terms.

Sincerely,

David Domzalski
CEO

I hereby confirm that I have carefully read and understood this offer of employment and I have accepted it and entered into it of my own free will.

Mutya Harsch

Date: 11/17/2017

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

Appendix A

Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement

This Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement (“Agreement”), is made and entered into by and between, Foamix Pharmaceuticals Inc. (the “Company”) and Mutya Harsch (“you” and “your”). The parties hereby agree to the following in exchange for your employment with the Company:

(a)          Non-Competition. You recognize that, in the event your employment with the Company is terminated for any reason, your knowledge of the Confidential Information (as defined below) and trade secrets of the Company and your role in the Company’s business may allow you to compete or to assist a third party to compete unfairly with the Company or any of its subsidiaries. You will not, in any manner whatsoever, directly or indirectly, anywhere in the world, both during your employment hereunder and for 12 months following the termination of your employment with the Company for any reason (the “Restricted Period”), (i) form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); (ii) other than through employment with a law firm, advise, lend money to, guarantee the debts or obligations of or permit your name or any part thereof to be used in the promotion or advancement of; or (iii) be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to, any individual or other entity engaged in, or concerned with or interested in, any business that develops or commercializes foam or topical tetracycline antibiotics or is otherwise directly competitive with, the business of the Company and its subsidiaries (i.e., any compound that is the same or substantially similar to a compound being developed or sold by the Company) (each, a “Competitive Business”), in each case without the prior written consent (not to be unreasonably withheld) of the Company.

(b)          Non-Solicitation. You will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company, at any time during the Restricted Period:

(i)    induce or endeavor to induce (A) any employee of the Company or any of its affiliates to leave employment with the Company or an affiliate, or (B) any consultant or contractor of the Company or any of its affiliates to terminate its relationship as such with the Company or any such affiliate during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company and its affiliates, provided that this clause shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with the Company or an affiliate;

(ii)   employ or attempt to employ or assist any individual or other entity to employ any employee of the Company or an affiliate or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company or an affiliate, provided, that this clause shall not preclude an employer of yours from offering employment or consulting or contracting services to anyone without your direct or indirect assistance; or

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

(iii.) for the purpose of competing with the Company or any of its subsidiaries, solicit, endeavor to solicit or otherwise interfere with the relationship of the Company or an affiliate with, any individual or other entity’ with whom you had contact while employed by the Company or about whom you obtained Confidential Information while employed by the Company and that (A) is a customer or supplier of the Company or an affiliate at the date hereof and/or at the date of any termination of your employment, or (B) has been pursued as a prospective customer or supplier by or on behalf of the Company or an affiliate at any time within 12 months prior to the date of any termination of your employment, and in respect of whom the Company or an affiliate has not determined to cease all such pursuit.

(c)          Confidentiality. You acknowledge that by reason of your employment with the Company, you will have access to Confidential Information and trade secrets of the Company and its affiliates, and that such Confidential Information and trade secrets are essential components of the business of the Company and its affiliates, and are proprietary and would be of great value and benefit to competitors of the Company and its affiliates. “Confidential Information” includes anything respecting the Company and its affiliates or their respective businesses, customers, supplier or operations, and which is not made readily available to the general public. You agree that both during and after your employment with the Company, you will not disclose to any individual or other entity, except in the proper course of your employment with the Company, or use for your own purposes or for purposes other than those of the Company or its affiliates, any Confidential Information or trade secrets of the Company or its affiliates, acquired by you. If information enters the public domain, except as a result of a breach of this Section (c) by you or a breach of another confidentiality agreement to which the Company or an affiliate is a party, the information will not be deemed Confidential Information or a trade secret protected by this Section (c). If you are compelled by law to disclose Confidential Information or trade secrets of the Company or its affiliates, pursuant to subpoena, an order from a court of competent jurisdiction, or other applicable legal authority, you may disclose such Confidential Information or trade secrets to the extent so required, but you will, if possible, (i) provide reasonable advance notice of the subpoena, court order, or legal authority to the Company, and (ii) afford the Company the reasonable opportunity to take legal action to contest, challenge, narrow or otherwise limit or condition the disclosure.

(d)          Intellectual Property.

(i)        You have attached hereto as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, copyrights and patents that were made or developed by you prior to the date you sign this Agreement, that belong to you. If such list is not attached or is left blank, you represent that no such inventions exist.

(ii)       You agree that all ideas, techniques, inventions, systems, business and marketing plans, projections and analyses, discoveries, technical information, programs, prototypes, copyrightable works of authorship, including without limitation software code, and similar developments, improvements or creations developed, conceived, created, discovered, made, or written by You in the course of or as the result, directly or indirectly, of the performance of your employment with the Company (hereinafter called “Developments”), and all related intellectual property rights, including but not limited to, writings and other works of authorship,

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

United States and foreign patents, maskworks, copyright and trademark registrations and other forms of intellectual property protection, shall be and remain the property of the Company, its parents, affiliates or subsidiaries. You further agree to assign (or cause to be assigned) and do hereby assign fully to the Company all such Developments and any copyrights, patents, maskwork rights or other intellectual property rights relating thereto. In the event copyrightable works do not fall within the theory of works made for hire, you agree to assign, and do hereby assign, all rights, title and interest therein, without further consideration, to the Company. You, insofar as you have the right to do so, agree that you will execute or cause to be executed such United States and foreign patents, maskworks, copyright and trademark registrations and other documents and agreements and take such other action as may be desirable in the opinion of the Company to enable intellectual property, copyright and other forms of protection for Developments to be obtained, maintained, renewed, preserved and protected throughout the world by or on behalf of the Company.

(iii)       If the Company is unable, after exercising reasonable efforts, to secure your signature on any application for patent, copyright, analogous registration, or other documents regarding any legal protection regarding Developments or other works and inventions, whether because of your physical or mental incapacity or for any other reason, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf and to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by you.

(iv)       Incorporation into Company Products. You agree that if in the course of your employment with the Company, you incorporate into any invention, service, or product any invention, improvement, Development, concept, discovery or other proprietary information owned by you or in which you have an interest, (i) you will inform the Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention, Service, or Development; and (ii) the Company is hereby granted and will have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention, services, or Development. You will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without the Company’s prior written permission.

(v)        Subsequent Use Restrictions. During the course of employment and during the Restricted Period, you agree to promptly notify the Company of any inventions you develop that are based on, relate to or are a derivative of Developments or Confidential Information. You agree that any invention or work involving you after the separation of your employment shall be deemed to result from access to the Company’s Developments or Confidential Information (including without limitation patentable inventions and copyrightable works) if such invention or work: (i) arose from your work with the Company; or (ii) is related to the business of the Company and is made, created, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed by you and/or with your significant aid by a third party, within the Restricted Period.

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

(e)          Cooperation. You shall provide reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events during your employment hereunder. The Company shall reimburse you for your reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

(f)           Restrictions Reasonable. You confirm that all restrictions and covenants in this Agreement are reasonable and valid, and waive all objections to and defenses to the strict enforcement thereof.

(g)          Survival of Restrictions. This Agreement shall survive the termination of the Offer Letter between you and the Company and the termination of your employment with the Company, whether such termination is voluntary or involuntary, and regardless of the reason(s) for such termination.

(h)          Remedies. In the event of breach or threatened breach by you of any provision of this Agreement, the Company shall be entitled to (i) injunctive relief by temporary restraining order, preliminary injunction, and/or permanent injunction, (ii) recovery of the attorneys’ fees and costs incurred by the Company in obtaining such relief, and (iii) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company or its Affiliates may incur as a result of said breach or threatened breach. Injunctive relief shall not be the exclusive relief and may be in addition to any other relief to which the Company would otherwise be entitled. The existence of any cause of action by you against the Company shall not constitute a defense to enforcement of the restrictions on you created by this Agreement. If you fail to comply with this Agreement during the Restricted Period, the time period for that the Restricted Period will be extended by one day for each day that you are found to have violated this Agreement, up to a maximum extension of twelve (12) months. In the event that a court finds the restrictions on you in this Agreement are unenforceable as written, then the parties shall consent to the reformation of the Agreement to make it enforceable to protect the interests of the Company and its Affiliates to the maximum extent legally allowed.

(i)           Parties Benefited; Assignments. This Agreement shall inure to the benefit of the Company’s owners, successors, assigns and affiliates, and may be assigned to and enforced by any of the foregoing. Neither this Agreement nor any rights or obligations hereunder may be assigned by you.

(j)           Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to you at your last known address, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

(k)          Jurisdiction and Venue. Each of the parties to this Agreement irrevocably consents to the exclusive jurisdiction and venue of the Courts of the State of New Jersey or the United States District Court for the District of New Jersey in any and all actions between or among the parties, arising hereunder, except as otherwise directed by such Court.

(1)          Governing Law. This Agreement and any issues arising from it or regarding its provisions shall be governed by and construed in accordance with the substantive and procedural laws of the State of New Jersey without reference to New Jersey’s choice of law rules. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under New Jersey laws.

(m)         Severability. The provisions of this Agreement are severable so that in the event any provision(s) in this Agreement is held to be illegal or unenforceable by any court or agency of competent jurisdiction, or by operation of any applicable law, the remaining terms of this Agreement shall remain valid and in full force and effect. Further, such court or agency shall modify the offending provision to conform to the most expansive permissible reading under the law to protect the interests of the Company.

(n)          No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(o)          Nothing in this Agreement shall alter, modify or affect your status as an at-will employee of the Company, which means that your employment can be terminated at any time, for any reason, with or without notice, and that you can resign at any time, for any reason, with or without notice.

(p)          Waiver of Jury Trial.

YOU AND THE COMPANY KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT THEY HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL IF THEY SO CHOSE, AND THAT THEY ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

Mutya Harsch

11/17/2017
Date

Foamix Pharmaceuticals Inc.

By:

Date 11/17/17

Foamix Pharmaceuticals Inc.

520 U.S. Highway 22, Suite 305, Bridgewater, New Jersey 08807

Tel: +1 800 775-7936; e-mail: BD@Foamixpharma.com; www.Foamix.co.il